Exhibit 99.1

For immediate release

February 28, 2019

AtriCure Reports Fourth Quarter and Full Year 2018 Financial Results

•	2018 Worldwide revenue of $201.6 million – an increase of 15.4% year over year
•	2018 U.S. revenue of $162.1 million – an increase of 17.2% year over year
•	2018 International revenue of $39.5 million – an increase of 8.7% year over year

MASON, Ohio, February 28, 2019 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and related conditions, today announced fourth quarter and full year 2018 financial results.

“We are pleased with our fourth quarter performance, capping a year of strong, consistent revenue growth,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are successfully building scalable infrastructure across the entire organization, positioning the company to efficiently expand and grow over the next decade. We remain committed to improving the lives of Afib patients globally, and we have created a strong foundation and culture based on this mission.”

Fourth Quarter 2018 Financial Results

Revenue for the fourth quarter of 2018 was $52.9 million, an increase of $6.8 million or 14.8% (15.3% on a constant currency basis), compared to the fourth quarter of 2017. U.S. revenue increased 19.1% to $43.1 million, driven by increased sales across our key ablation and appendage management products. International revenue was $9.8 million, a decrease of $0.1 million or -0.9%  and an increase of 1.4%  on a constant currency basis, compared to the fourth quarter of 2017.

Gross profit for the fourth quarter of 2018 was $38.6 million compared to $32.7 million for the fourth quarter of 2017. Gross margin for the fourth quarter of 2018 increased to 73.0% compared to 71.0% in the fourth quarter of 2017, driven primarily by a higher concentration of higher margin sales in the United States and direct markets in Europe, and a lower contribution to revenue from lower margin sales in Asia and other distributor markets.

Operating expenses for the fourth quarter of 2018 increased 18.3%, or $6.4 million, compared to the fourth quarter of 2017. The increase in operating expenses was primarily due to increased costs associated with personnel resulting from additional head count and variable compensation, as well as research and development project spend and legal costs, partially offset by lower clinical trial, tradeshow and training costs.

Loss from operations for the fourth quarter of 2018 was $2.6 million, compared to a loss of $2.1 million for the fourth quarter of 2017. Net loss per share was $0.09 for the fourth quarter of 2018 compared to $0.08 for the fourth quarter of 2017. The adjusted loss per share for the fourth quarter of 2018 was $0.21 compared to an adjusted loss per share for the fourth quarter of 2017 of $0.20. Adjusted loss per share is a non-GAAP measure which excludes the contingent consideration adjustment.

For the fourth quarter of 2018, adjusted EBITDA was positive  $0.3 million compared to an adjusted EBITDA loss of $0.3 million for the fourth quarter of 2017. Adjusted EBITDA is a non-GAAP measure.

2018 Financial Results

Revenue for 2018 was $201.6 million, an increase of $26.9 million or 15.4% (14.9% on a constant currency basis), compared to 2017 revenue. U.S. revenue increased 17.2% to $162.1 million, driven by growth across our open-heart ablation products and appendage management products. International revenue was $39.5 million, an increase of $3.2 million or 8.7% (6.1% on a constant currency basis). International revenue growth was driven primarily by increases in product sales in the United Kingdom, Germany, and Japan, partially offset by a decrease in sales in China.

Gross profit for 2018 was $147.1 million compared to $126.2 million for 2017. Gross margin for 2018 increased to 73.0% compared to 72.2% for 2017.

Loss from operations for 2018 was $17.1 million, compared to $25.0 million for 2017. Adjusted EBITDA was a loss of $2.7 million for 2018, compared to a loss of $5.3 million for 2017. Net loss per share was $0.62 for 2018 compared to $0.83 for 2017. The adjusted loss per share for 2018 was $0.94 compared to an adjusted loss per share of $0.96 for 2017.

2019 Financial Guidance

Revenue for 2019 is projected to be approximately $220 million to $228 million. Adjusted EBITDA, a non-GAAP measure, is projected to be positive, between $0 and $3 million for 2019. Net loss per share is projected to be in the range of $0.68 to $0.78.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, February 28, 2019 to discuss its fourth quarter 2018 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 5981957.  A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent and long-standing persistent forms of Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold left atrial appendage management devices worldwide, with more than 170,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments to expenses related to the adjustment in value of the contingent consideration liability. Management believes this metric provides a better measure of comparability of results between periods, as such adjustments are not frequent in nature or similar in value, and can be significant.  A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade	Lynn Pieper Lewis
AtriCure, Inc.	Gilmartin Group
Senior Vice President and Chief Financial Officer	Investor Relations
(513) 755-4564	(415)937-5402
awade@atricure.com	lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
United States Revenue:
Open-heart ablation	$18,650	$16,671	$72,250	$64,517
Minimally invasive ablation	9,449	8,365	35,053	34,421
Appendage management	14,506	10,645	52,891	37,281
Total ablation and appendage management	42,605	35,681	160,194	136,219
Valve tools	507	510	1,952	2,168
Total United States	43,112	36,191	162,146	138,387
International Revenue:
Open-heart ablation	4,936	5,199	21,118	20,718
Minimally invasive ablation	2,369	2,148	9,176	8,007
Appendage management	2,448	2,426	8,988	7,251
Total ablation and appendage management	9,753	9,773	39,282	35,976
Valve tools	28	98	202	353
Total international	9,781	9,871	39,484	36,329
Total revenue	52,893	46,062	201,630	174,716
Cost of revenue	14,303	13,379	54,510	48,553
Gross profit	38,590	32,683	147,120	126,163
Operating expenses:
Research and development expenses	8,455	7,721	34,723	34,144
Selling, general and administrative expenses	32,742	27,097	129,524	116,998
Total operating expenses	41,197	34,818	164,247	151,142
Loss from operations	(2,607)	(2,135)	(17,127)	(24,979)
Other expense, net	(744)	(497)	(3,784)	(1,899)
Loss before income tax expense	(3,351)	(2,632)	(20,911)	(26,878)
Income tax expense (benefit)	79	(52)	226	14
Net loss	$(3,430)	$(2,580)	$(21,137)	$(26,892)
Basic and diluted net loss per share	$(0.09)	$(0.08)	$(0.62)	$(0.83)
Weighted average shares used in computing net loss per share:
Basic and diluted	36,480	32,654	34,087	32,387

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$124,402	$34,451
Accounts receivable, net	25,195	23,083
Inventories	22,484	22,451
Prepaid and other current assets	2,592	2,273
Total current assets	174,673	82,258
Property and equipment, net	27,080	28,749
Goodwill and intangible assets, net	154,511	156,021
Other noncurrent assets	495	676
Total assets	$356,759	$267,704
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$35,499	$31,342
Other current liabilities and current maturities of debt and capital leases	4,717	561
Total current liabilities	40,216	31,903
Capital leases	12,172	12,761
Long-term debt	35,571	24,100
Other noncurrent liabilities	19,419	37,774
Total liabilities	107,378	106,538
Stockholders' equity:
Common stock	39	35
Additional paid-in capital	496,544	386,963
Accumulated other comprehensive (loss) income	(199)	34
Accumulated deficit	(247,003)	(225,866)
Total stockholders' equity	249,381	161,166
Total liabilities and stockholders' equity	$356,759	$267,704

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(21,137)	$(26,892)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	16,495	14,615
Depreciation and amortization of intangible assets	8,754	9,128
Amortization of deferred financing costs	515	264
Loss on disposal of property and equipment and impairment of assets	323	336
Realized loss (gain) from foreign exchange on intercompany transactions	165	(173)
(Accretion) amortization of investments	(362)	30
Provision for allowance for doubtful accounts	598	(172)
Change in fair value of contingent consideration	(10,825)	(4,078)
Payment of contingent consideration in excess of purchase accounting amount	(96)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,837)	(1,464)
Inventories	(146)	(4,477)
Other current assets	(367)	829
Accounts payable and accrued liabilities	4,618	3,518
Other noncurrent assets and liabilities	131	(408)
Net cash used in operating activities	(4,171)	(8,944)
Cash flows from investing activities:
Purchases of available-for-sale securities	(106,588)	(16,455)
Sales and maturities of available-for-sale securities	27,389	26,600
Purchases of property and equipment	(6,211)	(6,384)
Proceeds from sale of property and equipment	6	—
Net cash (used in) provided by investing activities	(85,404)	3,761
Cash flows from financing activities:
Net proceeds from stock offering	82,873	—
Proceeds from debt borrowings	17,381	—
Payments on debt and capital leases	(1,755)	(1,689)
Payment of debt fees	(1,136)	(50)
Proceeds from stock option exercises	6,012	4,402
Shares repurchased for payment of taxes on stock awards	(4,457)	(2,013)
Proceeds from issuance of common stock under employee stock purchase plan	2,383	2,110
Payment of contingent consideration liability previously established in purchase accounting	(1,125)	—
Net cash provided by financing activities	100,176	2,760
Effect of exchange rate changes on cash and cash equivalents	(179)	24
Net increase (decrease) in cash and cash equivalents	10,422	(2,399)
Cash and cash equivalents - beginning of period	21,809	24,208
Cash and cash equivalents - end of period	$32,231	$21,809

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net loss, as reported	$(3,430)	$(2,580)	$(21,137)	$(26,892)
Income tax expense (benefit)	79	(52)	226	14
Other expense, net	744	497	3,784	1,899
Depreciation and amortization expense	2,223	2,271	8,754	9,128
Share-based compensation expense	4,829	3,668	16,495	14,615
Contingent consideration adjustment	(4,129)	(4,078)	(10,825)	(4,078)
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$316	$(274)	$(2,703)	$(5,314)

Reconciliation of Non-GAAP Adjusted Loss Per Share
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net loss, as reported	$(3,430)	$(2,580)	$(21,137)	$(26,892)
Contingent consideration adjustment	(4,129)	(4,078)	(10,825)	(4,078)
Net loss excluding contingent consideration adjustment	$(7,559)	$(6,658)	$(31,962)	$(30,970)
Basic and diluted adjusted net loss per share	$(0.21)	$(0.20)	$(0.94)	$(0.96)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	36,480	32,654	34,087	32,387